Exhibit 99.2

Title:

BioLargo Letter to Stockholders Highlights the Impact of its Innovative Technology Assets

Dear Stockholders,

With the challenging development cycles and barriers to entry our company has faced on its journey to commercialize its important platform technologies, one might ask the question – why do we do this?

The answer is easy:

1.	What we’re doing is important
2.	What we’re building will be huge
3.	We believe we’re going to win.

With your support, we’ve invested over $20 million developing ground-breaking technologies that will make life better for our planet and all of us. We’ve introduced these technologies into markets that give us massive revenue potential. And importantly, our success in the odor business has given us the confidence that with our disruptive products and creative commercial strategies, we know we will succeed with all our technologies.

Last Friday (March 29th), we published our annual report (click here), and in it you’ll learn that we have so much to be excited about at BioLargo.

As you read through this letter, we believe you will agree that the positives of our business far outweigh the negatives and that we are well-positioned to grow our company now and in the future.

But we do not believe, for one second, that the market recognizes the value of what we’ve created – in fact, we believe that each of our business units described below have independent value that far exceeds our current company-wide “market value”. Let’s take a closer look together - click here for more details/read on below for more information.

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Odor-No-More’s CupriDyne Clean

We know this business unit is capable of generating enough cash flow to fund BioLargo’s entire business. How will we achieve that result with our limited financial resources? In two ways – first, by focusing on our national customers that represent over 3,000 potential locations to use our products and services, and second, by expanding into new industries, such as cannabis, with experienced partners who allow us to support, rather than capitalize, the efforts.

We’ve now proven that CupriDyne Clean (www.cupridyne.com) is simply the best odor and VOC (volatile organic compound) control product on the market, known for its industry-best performance, safety and cost-effectiveness. The four largest waste handling companies in the U.S. use it to control odors and VOCs at their transfer stations, landfills, and other smelly facilities. We are ramping up to expand our infrastructure to support these customers. Getting to this point with these big companies has been harder than we thought it would be, but we’re now over that hump. This segment alone represents an estimated $1.3B total addressable market for CupriDyne Clean, and just the four top customers we’re serving represent more than 3,000 locations. Revenues per location in this market range from $2,500 to as much as $20,000/month. If we secure a 30% penetration rate with just these national customers, and we benchmark revenues at the lowest and ultra-conservative figure per month, these customers present an opportunity equal to $2,500,000 per month or more. We are steadily marching ahead in this market, growing our staff as resources permit and winning customers because of our performance, value and service.

Solid waste handling isn’t the only market for CupriDyne Clean. Our product is now being pulled into new, high growth and high margin markets like cannabis production and processing where operators are scrambling to identify adequate odor control solutions that are part and parcel to their operating permitting requirements. There are more than 15,000 cannabis production sites in California alone, and many are abruptly discovering that the smell of their facilities bothers both neighbors and regulators. Rather than distract from our inroads in waste handling, we’ve started working with partners who are experienced in the industry and well-capitalized to take advantage of this massive opportunity. We will keep you posted on these very exciting developments as they unfold. And the cannabis industry is only the beginning. Many industries emit VOCs that regulators require they manage – and CupriDyne Clean manages them better than anything out there. Now that the product’s high value proposition has been proven in its first market, the flood gates can open in additional industries.

BioLargo Engineering, Science & Technologies (BLEST)

We are proud to say that our engineering division BioLargo Engineering, Science & Technologies (BLEST) is nearing its goal of achieving positive cash flow and thereby contributing to the corporate overhead. Less than 18 months old, we believe that the decision to acquire/build the engineering division will ultimately prove to have been a pivotal and financially beneficial decision for BioLargo. Not only do its external client contracts generate cash flow for the company (which we expect to increase dramatically in 2019), but it also dramatically changes our other business units’ capacity to put their technology assets into action through engineering and scale-up. The existence of our engineering division gives BioLargo Water the necessary resources to execute its pre-commercial and commercial pilots without needing incredibly expensive support from an outside engineering service provider. This benefit cannot be overstated.

The engineering division made significant progress in 2018 toward becoming a profit center for BioLargo. Some highlights include:

●	BLEST was retained to serve as “Owner’s Engineer” for a proposed integrated biofuels production project on the east coast worth approximately $687M.
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BLEST began a time and materials contract to test the emissions from an energetic materials incinerator at a large U.S. military installation on the East coast. This contract is worth almost $100,000 and is expected to lead to more than $300,000 of work in 2020.

●	BLEST is providing wastewater treatment equipment and services to a microbrewery in Southern California, representing the company’s initial foray into food & beverage wastewater treatment.

Clyra Medical Technologies

Clyra Medical is another massive opportunity. It’s almost entirely independent from our other work because it obtains working capital through third party investors rather than relying on the parent company for financial support. While its first commercial product traverses through the arduous FDA 510(k) application process, we acquired the “SkinDisc”, a revolutionary product that regenerates tissue using stem cells (and has 250 case studies proving it, with no adverse reactions). Although the FDA process has been slow, and while we thought we could get approval without an expensive large animal study, we’re about to embark on that challenge and now feel we have a clear path to the finish line. We remain confident that this application will succeed in the face of these expanded requirements, and – more than that – that these new requirements simply highlight the uniqueness of the Clyra product and hint at its highly differentiated value proposition that will come to bear once it goes to market. The world has simply never seen a low-dose iodine-based wound care product like ours that delivers the “gold standard” in antimicrobial activity without the side-effects traditionally associated with iodine-based products. This unique property is part of what led to the expanded requests by the FDA, but is also a big part of why this product will be a powerhouse when it goes to market.

A quote from the annual report says it nicely, “We believe this product’s future role in the advanced wound care industry will be disruptive to many incumbent competing products like silver, hypochlorous acid and even other iodine-based products and therefore our extraordinary investment of time and money will have significant opportunity to generate a considerable return on investment as the products find their way through the FDA process for clearance and then to market adoption. Simply stated, we believe it is worth it and that we will succeed.”

We should remind the reader that when this product does go commercial, its target market is very large. Clyra’s products have an estimated total addressable market of more than $2.5B by 2022.

BioLargo Water’s Advanced Oxidation System (AOS)

Our Advanced Oxidation System (AOS) is one of our most important technology assets and is very close to commercialization. This technology has significant potential to revolutionize water treatment and allow cost-effective treatment across several industries. We therefore believe it has a very bright commercial future and that that future is coming very soon.

The AOS was developed in collaboration with numerous leading academics at universities across Canada and the US and was supported by more than 65 government grants. The result of all this work is a patented water treatment technology that can eliminate both biological pathogens and hard-to-treat pharmaceutical micropollutants from waste water more cost-efficiently and while using less electricity than any other technologies. We also recently reported the results of an independent study confirming its usefulness to cost effectively remove micropollutants from water – an unprecedented achievement for the AOS. We expect this work to be published in science journals around the world in 2019, which will be highly impactful to promote the value of the AOS in the water treatment industry.

However, it’s not enough just to invent a powerful technology – it has to be proven in the field through pre-commercial pilots in order to demonstrate to industry players that it is robust and economical enough for the real world. That is exactly what we are doing right now with the AOS. We have several field pilots underway to demonstrate the economic feasibility and technical prowess of the AOS in real-world settings at poultry producing facility, a microbrewery, and soon in a stormwater treatment and reuse setting. These pre-commercial pilots represent a significant turning point in the AOS’ development cycle, and will pave the way for commercial trials and eventually sales and strategic partnerships or licensing opportunities.

Is all this work and money to develop this technology worth it? Yes. Not only does the technology have a total addressable market in the water industry of approximately $44B, but it has the potential to enable cost-efficient water treatment and reuse in countless settings, creating a better future for the world. There is a reason our company slogan is “we make life better”.

Looking forward in 2019

In 2019 we expect to achieve a number of crucial milestones that will, together, have a significant positive impact on our company’s value. These include:

●	Securing direct outside investment capital into BioLargo Water and Clyra Medical Technologies
●	Executing strategic partnerships to deploy our technology assets into new markets such as cannabis production for CupriDyne Clean
●	FDA approval of our Clyra product
●	Successful of our pre-commercial AOS pilots and subsequent commercial launch.

At the outset of this letter we mentioned a trend of converting our technology assets into monetized commercial assets. We are seeing this happen right now, and this is reflected by the shift of our resources away from R&D activities and toward commercial activities, marketing, and sales. Reflected by this is the fact that our fundamentals are improving: our two commercial business units generated revenues of $1,364,000 – more than twice 2017’s number – and our monthly cash burn rate is decreasing.

BioLargo has built an incredible portfolio of patented, proven technology assets that are, in the near future, expected to create enormous value for the company and its shareholders. We believe the value of these assets is not currently reflected by the parent company’s market capitalization, but we believe that it won’t be long until this changes. We hope that after reading about the outlook of our company’s dynamic business units you will agree that our future is ever brighter for BioLargo.

Sincerely,

Dennis P. Calvert

President & CEO

BioLargo, Inc.